Exhibit T3A.161

Delaware	PAGE 1
The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “ACADIANA OUTPARCEL, LLC”, FILED IN THIS OFFICE ON THE TWENTY-EIGHTH DAY OF JUNE, A.D. 2005, AT 5:45 O’CLOCK P.M.

State of Delaware Secretary of State Division of Corporations Delivered 06:09 PM 06/28/2005 FILED 05:45 PM 06/28/2005 SRV 050539969 - 3992766 FILE

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

•	First: The name of the limited liability company is Acadiana Outparcel, LLC

•

Second: The address of its registered office in the State of Delaware is 2711 Centerville Road Suite 400 in the City of Wilmington, DE 19808. The name of its Registered agent at such address is Corporation Service Company

•	Third: (Use this paragraph only if the company is to have a specific effective date of dissolution. “The latest date on which the limited liability company is to dissolve is Dec. 31, 2055”)

•	Fourth: (Insert any other matters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate of Formation this 28TH day of June, 2005.

By:	/s/ Jeffery V. Curry
Authorized Person(s)

Name:	Jeffery V. Curry, Organizer
Typed or Printed